GFL ENVIRONMENTAL HOLDINGS INC.
100 New Park Place, Suite 500

Vaughan, Ontario, Canada L4K 0H9

November 4, 2019

VIA EDGAR TRANSMISSION

Re:                             Acceleration Request for GFL Environmental Holdings Inc.

Registration Statement on Form F-1 (File No. 333-232731)

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.
Washington, D.C. 20549

Attention:                 Sergio Chinos

Asia Timmons-Pierce

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, GFL Environmental Holdings Inc. hereby requests that the effective date of the above-referenced Registration Statement be accelerated so that it may become effective at 4:00 p.m., Washington, D.C. time, on November 6, 2019, or as soon as practicable thereafter.

If you require any additional information with respect to this letter, please contact Ryan Bekkerus (212) 455-2293 of Simpson Thacher & Bartlett LLP.

[Signature Page Follows]

Very truly yours,

GFL ENVIRONMENTAL HOLDINGS INC.

By:	/s/ Mindy Gilbert
	Name:	Mindy Gilbert
	Title:	Executive Vice President and General Counsel